Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Kelli Powers (314-694-4003)

    MONSANTO DELIVERS EARNINGS PER SHARE INCREASE; OUTLINES SEEDS AND

    GENOMICS GROWTH IN 2010

    Farmers benefit from unprecedented seed technology pipeline

    St. Louis – Oct. 7, 2009

($ in millions, except per share amounts)	Fourth Quarter 2009	Fourth Quarter 2008	Fiscal Year 2009	Fiscal Year 2008
Net Sales by Segment
Corn seed and traits	$387	$353	$4,113	$3,542
Soybean seed and traits	81	110	1,448	1,174
Cotton seed and traits	53	89	466	450
Vegetable seeds	236	223	808	744
All other crops seeds and traits	151	166	462	459
TOTAL Seeds and Genomics	$908	$941	$7,297	$6,369

Roundup and other glyphosate-based herbicides	$778	$936	$3,527	$4,094
All other agricultural productivity products	193	174	900	902
TOTAL Agricultural Productivity	$971	$1,110	$4,427	$4,996

TOTAL Net Sales	$1,879	$2,051	$11,724	$11,365

Gross Profit	$857	$960	$6,762	$6,177

Operating Expenses	$1,109	$1,186	$3,659	$3,456

Interest Expense (Income), Net	$34	$(14)	$58	$(22)
Other Expense (Income), Net	$16	$7	$78	$(183)

Net (Loss) Income	$(233)	$(172)	$2,109	$2,024

Diluted (Loss) Earnings Per Share (See note 1.)	$(0.43)	$(0.31)	$3.80	$3.62
Items Affecting Comparability – EPS Impact
Income on Discontinued Operations	--	$(0.01)	$(0.02)	$(0.04)
Acquired In-Process R&D	--	$0.29	$0.19	$0.29
Solutia Claim Settlement	--	--	--	$(0.23)
Sunflower Divestiture	$(0.08)	--	$(0.08)	--
Restructuring1	$0.53	--	$0.52	--
Diluted (Loss) Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$0.02	$(0.03)	$4.41	$3.64

Effective Tax Rate (Continuing Operations)	26%	21%	28%	31%

      ____________________________
     1 FY09 Restructuring Charges consist of $361 million in SG&A and $45 million in cost of goods sold.

-more-

Comparison as a Percent of Net Sales:	Fourth Quarter 2009	Fourth Quarter 2008	Fiscal Year 2009	Fiscal Year 2008
Gross profit	46%	47%	58%	54%
Selling, general and administrative expenses (SG&A)	25%	35%	17%	20%
Research and development expenses (excluding acquired in-process R&D)	15%	15%	9%	9%
(Loss) Income before income taxes and minority interest	(16)%	(11)%	25%	26%
Net (Loss) Income	(12)%	(8)%	18%	18%

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“Monsanto has now entered the next decade of global growth. Over the last 10 years, we emerged as the industry leader in the agricultural space based on a grower-oriented strategy of successfully introducing innovative solutions to increase yield for farmers across corn, soybean and cotton crops. The coming decade holds even greater promise as we commercialize the strongest pipeline of products ever seen on farm. Our success rests with four core beliefs:  that our success is forever linked to the farmer’s success; that our commitments are only as good as our ability to deliver new value on farm; that growth has to be funded, but prudently; and that the value we create must be shared with our customers and our owners.”

Comment from Monsanto Chief Financial Officer Carl Casale:

“What has served us well through our first decade as a standalone company informs the second decade. We exist to serve the customer, and every financial choice we make should drive grower profitability. We must then execute to deliver consistent earnings growth as a commitment, not an aspiration. Growth comes with a price tag, but spending must be disciplined and the last dollar spent needs to bring as much value as the first.”

Operations Update
Monsanto reported net sales of $1.9 billion for the fourth quarter of fiscal year 2009, a slight decrease over the same period of fiscal year 2008 due in large part to a sales decrease for Monsanto’s Roundup® and other glyphosate-based herbicides as a result of pricing competition and a global glyphosate supply and demand imbalance.  Positive drivers for the quarter included higher sales of corn seeds and traits as well as sales of vegetable seeds.

For the full year, company net sales and gross profit were up 3 percent and 9 percent respectively.  Monsanto saw record net sales of $11.7 billion in the company’s fiscal year 2009, driven by higher worldwide corn seed and traits revenue, increased soybean seed and traits revenue in the United States, and higher cotton seed and traits revenue driven by higher trait penetration in India and increased acres in Australia. Increased revenue from the company’s vegetable seed portfolio also contributed to results in the year. Overall, seeds and traits profit made up more than 65 percent of total company gross profit, growing at a 17 percent rate over fiscal year 2008, and helped offset lower sales of Roundup and other glyphosate-based herbicides.

Monsanto reported a net loss of $233 million in the fourth quarter of fiscal year 2009, compared with a reported net loss of $172 million in the same period last year.  For fiscal year 2009, Monsanto reported net income of $2.1 billion, which was a slight increase over last year’s net income of $2 billion.

Monsanto delivered on its commitment to grow ongoing earnings per share (EPS), reporting a year-over-year increase of 21 percent to $4.41 (5 percent or $3.80 on an as-reported basis), driven by strong seeds and traits performance, the optimization of gross profit for Roundup and other glyphosate-based herbicides at $1.8 billion, and extraordinary cost reduction actions. For the fourth quarter, the company reported a loss per share of $(0.43) on an as-reported basis, and income of $0.02 on an ongoing basis. As-reported EPS results for the fourth quarter and fiscal year 2009 reflect the effects of restructuring and the divestiture of the company’s sunflower operations.  Charges related to this restructuring are reflected in EBIT and include the costs of staff reductions, streamlining brands, office and facility consolidations and the realignment of resources of its global seeds and traits business.  (For a reconciliation of ongoing EPS, see note 1.)

Cash Flow
For fiscal year 2009, net cash provided by operating activities was $2.2 billion, down $560 million from the prior year as a result of the net use of cash for changes in working capital. The primary drivers were lower accounts payable and other accrued liabilities and the timing of the high level of prepayments in Brazil in August 2008 instead of cash generated in the first quarter of fiscal year 2009.

Net cash required by investing activities was $726 million in fiscal year 2009, compared with net cash required of $2 billion for the same period last year. As a result, free cash flow was a source of $1.5 billion for fiscal year 2009, compared with a source of $772 million in fiscal year 2008. (For a reconciliation of free cash flow, see note 1.) Free cash flow in fiscal year 2009 included the investment of $411 million on acquisitions and investments and a reinvestment of an additional $916 million in capital expenditures. Net cash required by financing activities was more than $1 billion for fiscal year 2009, compared with net cash required of $102 million last year.

Outlook
Monsanto affirmed its full-year ongoing 2010 EPS guidance is in the range of $3.10 to $3.30.  Monsanto’s full-year 2010 EPS guidance on an as-reported basis is in the range of $2.85 to $3.11.  (For a reconciliation of 2010 EPS, see note 1.)

Seeds and traits, which is targeted to account for 85 percent of Monsanto’s business in 2012, is expected to cross the $5 billion gross profit mark for the first time in 2010 by creating new value for growers and increasing their profitability on farm.

The strength of the triple stack platform for corn, the launch of GenuityTM SmartStaxTM in the United States and trait penetration in South America will be the key enablers for growth in 2010, when gross profit for corn is expected in the range of $3.1 billion to $3.2 billion. For soybeans, gross profit is expected to increase to approximately $950 million, driven in part by the full commercial launch of GenuityTM Roundup Ready 2 Yield® and greater penetration of first-generation Roundup Ready in Brazil.

Cotton, which experienced a better than expected gross profit result in 2009, is expected to increase to approximately $375 million gross profit in 2010 with the launch of new varieties and penetration of second-generation Bollgard® in India.  Vegetable gross profit is expected to increase to about $525 million.

The company also confirmed guidance for free cash flow for fiscal year 2010 will be in the range of $900 million to $1 billion, including the after-tax cash effect from the restructuring of approximately $250 million. The company expects net cash provided by operating activities to be $2 billion to $2.2 billion, and net cash required by investing activities to be approximately $1.1 billion to $1.2 billion for fiscal year 2010. (For a reconciliation of free cash flow, see note 1.)

Trait Acreage Report
As part of today’s announcement, Monsanto published its year-end report on the company’s biotech trait acreage for fiscal year 2009. This report is available on Monsanto’s web site at: www.monsanto.com/monsanto/layout/investor/company/crop.asp.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
Seeds and Genomics	Fourth Quarter 2009	Fourth Quarter 2008	Fiscal Year 2009	Fiscal Year 2008	Fourth Quarter 2009	Fourth Quarter 2008	Fiscal Year 2009	Fiscal Year 2008
Corn seed and traits	$ 387	$ 353	$4,113	$3,542	$161	$151	$2,606	$2,174
Soybean seed and traits	81	110	1,448	1,174	15	76	871	725
Cotton seed and traits	53	89	466	450	48	61	344	313
Vegetable seeds	236	223	808	744	108	124	416	394
All other crops seeds and traits	151	166	462	459	90	97	267	251
TOTAL Seeds and Genomics	$ 908	$ 941	$7,297	$6,369	$422	$509	$4,504	$3,857

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Seeds and Genomics	Fourth Quarter 2009	Fourth Quarter 2008	Fiscal Year 2009	Fiscal Year 2008
EBIT (For a reconciliation of EBIT, see note 1.)	$(426)	$(443)	$1,655	$1,200
Unusual Items Affecting EBIT
Acquired In-Process R&D2	None	$(161)	$(162)	$(161)
Divestiture of sunflower	$59	None	$59	None
Restructuring	$(292)	None	$(292)	None

The Seeds and Genomics segment consists of the company’s global seeds and related traits business, and genetic technology platforms.

Sales for Monsanto’s Seeds and Genomics segment were $908 million for the fourth quarter of fiscal year 2009, or 4 percent lower than sales in the same period last year.

During the fourth quarter of fiscal year 2009, the company realized a 10 percent increase in sales from its corn seed and traits business.  Results in the quarter also benefited from improved sales of vegetable seeds. The company’s results were partially offset by declines in fourth-quarter sales from Monsanto’s cotton and soybean seed and traits business partially driven by higher than expected soybean returns.

Monsanto realized record segment sales of $7.3 billion for fiscal year 2009, which were 15 percent higher compared with sales last fiscal year. The key driver for growth in the fiscal year was higher global corn seed and traits revenue, which increased 16 percent compared with the same period last year.

The company’s performance in the year also benefited from improved soybean seed and traits revenue, as 16,000 farmers in the United States planted Genuity™ Roundup Ready 2 Yield® soybeans for the first time. Results in the year also benefited from improved sales of vegetables and cotton.

_____________________________________
2 Acquisition of Aly Participacoes Ltda. in fiscal year 2009 and De Ruiter Seeds Group, B.V. in fiscal year 2008.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
Agricultural Productivity	Fourth Quarter 2009	Fourth Quarter 2008	Fiscal Year 2009	Fiscal Year 2008	Fourth Quarter 2009	Fourth Quarter 2008	Fiscal Year 2009	Fiscal Year 2008
Roundup and other glyphosate- based herbicides	$778	$ 936	$3,527	$4,094	$322	$417	$1,836	$1,976
All other agricultural productivity products	193	174	900	902	113	34	422	344
TOTAL Agricultural Productivity	$971	$1,110	$4,427	$4,996	$435	$451	$2,258	$2,320

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Agricultural Productivity	Fourth Quarter 2009	Fourth Quarter 2008	Fiscal Year 2009	Fiscal Year 2008
EBIT (For a reconciliation of EBIT, see note 1.)	$142	$205	$1,352	$1,691
Unusual Items Affecting EBIT
Income on Discontinued Operations	None	8	$19	22
Solutia Claim Settlement	None	None	None	$210
Restructuring	$(114)	None	$(114)	None

The Agricultural Productivity segment consists of crop protection products, and the lawn-and-garden herbicide business.

Sales for Monsanto’s Agricultural Productivity segment were $971 million for the fourth quarter of fiscal year 2009, or 13 percent lower compared with sales in the same period last year. Sales for the segment were $4.4 billion for fiscal year 2009, or 11 percent lower compared with sales in the same period last year. Results in the quarter and fiscal year reflect the supply and demand imbalance in the global glyphosate industry.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results and future expectations. The call may also include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com/investor/. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto web site for three weeks.

About Monsanto Company
Monsanto Company (NYSE:MON) is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: http://www.monsanto.com/.

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent reports on Forms 10-Q and 10-K. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Genuity, Roundup, Roundup Ready 2 Yield, Bollgard and SmartStax are trademarks owned by Monsanto Company and its wholly owned subsidiaries.

References to “Roundup herbicides” in this release mean Roundup branded herbicides, excluding lawn-and-garden herbicide products, and references to “Roundup and other glyphosate-based herbicides” exclude all lawn-and-garden herbicides.

- oOo -

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended Aug. 31, 2009	Three Months Ended Aug. 31, 2008	12 Months Ended Aug. 31, 2009	12 Months Ended Aug. 31, 2008
Net Sales	$1,879	$2,051	$11,724	$11,365
Cost of Goods Sold	1,022	1,091	4,962	5,188
Gross Profit	857	960	6,762	6,177
Operating Expenses:
Selling, General and Administrative Expenses	461	711	2,037	2,312
Research and Development Expenses	286	314	1,098	980
Acquired In-Process Research and Development	1	161	163	164
Restructuring Charges	361	—	361	—
Total Operating Expenses	1,109	1,186	3,659	3,456
Income From Operations	(252)	(226)	3,103	2,721
Interest Expense	48	13	129	110
Interest Income	(14)	(27)	(71)	(132)
Solutia-Related Income	—	—	—	(187)
Other Expense, Net	16	7	78	4
(Loss) Income From Continuing Operations Before Income Taxes and Minority Interest	(302)	(219)	2,967	2,926
Income Tax (Benefit) Provision	(79)	(47)	845	899
Minority Interest Expense	10	7	24	20
(Loss) Income From Continuing Operations	(233)	(179)	2,098	2,007
Discontinued Operations:
(Loss) Income From Operations of Discontinued Businesses	—	8	19	20
Income Tax Provision	—	1	8	3
(Loss) Income on Discontinued Operations	—	7	11	17

Net (Loss) Income	$(233)	$(172)	$2,109	$2,024
EBIT (See note 1)	$(284)	$(238)	$3,007	$2,891
Basic Earnings (Loss) per Share:(1)
(Loss) Income From Continuing Operations	$(0.43)	$(0.32)	$3.84	$3.66
Income on Discontinued Operations	—	0.01	0.02	0.03
Net (Loss) Income	$(0.43)	$(0.31)	$3.86	$3.69

Diluted Earnings (Loss) per Share:(1)
(Loss) Income From Continuing Operations	$(0.43)	$(0.32)	$3.78	$3.59
Income on Discontinued Operations	—	0.01	0.02	0.03
Net (Loss) Income	$(0.43)	$(0.31)	$3.80	$3.62

Weighted Average Shares Outstanding:(1)
Basic	545.4	549.5	546.5	548.1
Diluted	545.4	549.5	555.2	559.3

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statements of Consolidated Financial Position	As of Aug. 31, 2009	As of Aug. 31, 2008
Assets
Current Assets:
Cash and Cash Equivalents	$1,956	$1,613
Trade Receivables, Net	1,556	2,067
Miscellaneous Receivables	654	742
Deferred Tax Assets	663	338
Inventory, Net	2,934	2,453
Assets of Discontinued Operations	—	153
Other Current Assets	121	243
Total Current Assets	7,884	7,609

Property, Plant and Equipment, Net	3,605	3,323
Goodwill	3,218	3,132
Other Intangible Assets, Net	1,371	1,531
Noncurrent Deferred Tax Assets	743	1,000
Long-Term Receivables, Net	557	636
Noncurrent Assets of Discontinued Operations	—	236
Other Assets	496	524
Total Assets	$17,874	$17,991

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt, Including Current Portion of Long-Term Debt	$79	$24
Accounts Payable	676	1,090
Income Taxes Payable	79	161
Accrued Compensation and Benefits	263	441
Accrued Marketing Programs	934	754
Deferred Revenues	219	867
Grower Production Accruals	139	172
Dividends Payable	145	132
Customer Payables	307	—
Restructuring Reserves	284	—
Liabilities of Discontinued Operations	—	26
Miscellaneous Short-Term Accruals	629	772
Total Current Liabilities	3,754	4,439

Long-Term Debt	1,724	1,792
Postretirement Liabilities	793	590
Long-Term Deferred Revenue	488	566
Noncurrent Deferred Tax Liabilities	152	204
Long-Term Portion of Environmental and Litigation Liabilities	197	226
Noncurrent Liabilities of Discontinued Operations	—	52
Other Liabilities	710	748
Shareowners’ Equity	10,056	9,374
Total Liabilities and Shareowners’ Equity	$17,874	$17,991

Debt to Capital Ratio:	15%	16%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	12 Months Ended Aug. 31, 2009	12 Months Ended Aug. 31, 2008
Operating Activities:
Net Income	$2,109	$2,024
Adjustments to Reconcile Cash Provided by Operating Activities:
Items That Did Not Require (Provide) Cash:
Depreciation and Amortization Expense	548	573
Bad-Debt Expense	49	57
Receipt of Securities from Solutia Settlement	—	(38)
Stock-Based Compensation Expense	116	90
Excess Tax Benefits from Stock-Based Compensation	(35)	(198)
Deferred Income Taxes	262	47
Restructuring Charges	361	—
Equity Affiliate Income, Net	(14)	(2)
Acquired In-Process Research and Development	163	164
Net Gain on Sales of a Business or Other Assets	(66)	—
Other Items	(19)	7
Changes in Assets and Liabilities that Provided (Required) Cash, Net of Acquisitions:
Trade Receivables, Net	526	(318)
Inventory, Net	(638)	(691)
Deferred Revenues	(700)	492
Accounts Payable and Other Accrued Liabilities	(332)	889
Pension Contributions	(187)	(120)
Net Investment Hedge Settlement	35	(124)
Other Items	61	(53)
Net Cash Provided by Operating Activities	2,239	2,799

Cash Flows Provided (Required) by Investing Activities:
Purchases of Short-Term Investments	—	(132)
Maturities of Short-Term Investments	132	59
Capital Expenditures	(916)	(918)
Acquisition of Businesses, Net of Cash Acquired	(329)	(1,007)
Purchases of Long-Term Equity Securities	(7)	(78)
Technology and Other Investments	(75)	(41)
Proceeds from Divestiture of a Business	300	—
Other Investments and Property Disposal Proceeds	169	90
Net Cash Required by Investing Activities	(726)	(2,027)

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	(142)	92
Short-Term Debt Proceeds	75	—
Short-Term Debt Reductions	(45)	(10)
Long-Term Debt Proceeds	—	546
Long-Term Debt Reductions	(71)	(254)
Payments on Other Financing	(6)	(3)
Debt Issuance Costs	—	(5)
Treasury Stock Purchases	(398)	(361)
Stock Option Exercises	39	114
Excess Tax Benefits from Stock-Based Compensation	35	198
Dividend Payments	(552)	(419)
Net Cash Required by Financing Activities	(1,065)	(102)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(105)	77
Net Increase in Cash and Cash Equivalents	343	747
Cash and Cash Equivalents at Beginning of Period	1,613	866
Cash and Cash Equivalents at End of Period	$1,956	$1,613

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended		12 Months Ended
	Aug. 31,	Aug. 31,	Aug. 31,	Aug. 31,
	2009	2008	2009	2008
EBIT – Seeds and Genomics Segment	$(426)	$(443)	$1,655	$1,200
EBIT – Agricultural Productivity Segment	142	205	1,352	1,691
EBIT– Total	(284)	(238)	3,007	2,891
Interest Expense (Income), Net	34	(14)	58	(22)
Income Tax (Benefit) Provision(A)	(85)	(52)	840	889
Net (Loss) Income	$(233)	$(172)	$2,109	$2,024

(A)	Includes the income tax (benefit) provision from continuing operations, the income tax benefit on minority interest and the income tax (benefit) provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations. The reconciliation of EPS to ongoing EPS for the fourth quarter and twelve months ended Aug. 31, 2009 and Aug. 31, 2008 is included on page 1 of this release.

Fiscal Year 2010 Guidance
Diluted Earnings per Share	$2.85-$3.11
Restructuring Charges	$0.19-$0.25
Diluted Earnings per Share from Ongoing Business	$3.10-$3.30

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2010 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2010 Guidance	12 Months Ended
		Aug. 31,	Aug. 31,
		2009	2008
Net Cash Provided by Operating Activities	$ 2,000-2,200	$2,239	$ 2,799
Net Cash Required by Investing Activities	(1,100-1,200)	(726)	(2,027)
Free Cash Flow	$900-1,000	$1,513	$ 772
Net Cash Required by Financing Activities	N/A	(1,065)	(102)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(105)	77
Net Increase in Cash and Cash Equivalents	N/A	$343	$ 747
Cash and Cash Equivalents at Beginning of Period	N/A	$1,613	$ 866
Cash and Cash Equivalents at End of Period	N/A	$1,956	$1,613